SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         Integrated Health Services Inc.
                                (Name of Issuer)



                                     Common
                         (Title of Class of Securities)



                                   45812C-10-6
                                 (CUSIP Number)









                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 45812C-10-6                                         Page 2 of 6 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Lazard Freres & Co. LLC
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   1,264,670
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        None
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          1,366,270
     REPORTING             ----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          None
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,366,270
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [_]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     IA
-------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).    Name of Issuer:

Integrated Health Services Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

10065 Red Run Blvd
Owings Mills, MD  21117

Item 2(a).   Name of Person Filing:

Lazard Freres & Co. LLC

Item 2(b).   Address of Principal Business Office or, if None, Residence:

30 Rockefeller Plaza
New York, New York  10020

Item 2(c).   Citizenship:

New York

Item 2(d).   Title of Class of Securities:

Common Stock

Item 2(e).   CUSIP Number:

45812C-10-6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             (a) [X] Broker or Dealer Registered Under Section 15 of the Act

             (b) [_] Bank as defined in section 3(a)(6) of the Act

             (c) [_] Insurance  Company as defined in section  3(a)(19) of the act

             (d) [_] Investment  Company  registered  under  section 8 of the
                     Investment Company Act

             (e) [X] Investment  Adviser  registered  under section 203 of the
                     Investment Advisers Act of 1940


                                Page 3 of 6 Pages

             (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                     see ss.240.13d-1(b)(ii)(F)

             (g) [_] Parent   Holding   Company,    in   accordance   with
                     ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

             (h) [_] Group, in accordance with ss.240.13d-1(b)(ii)(H)

ITEM 4.      OWNERSHIP.

             (a)   Amount beneficially owned: 1,366,270

             (b)   percent of class:   5.7%

             (c)   Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote:  1,264,670

             (ii)  Shared power to vote or to direct the vote:  None

             (iii) Sole power to  dispose  or to direct  the  disposition of:
                   1,366,270

             (iv)  Shared power to dispose or to direct the disposition of:
                   None

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Clients of the Reporting Person have the right to receive dividends and proceeds of sale of the securities reported on this Schedule. To the knowledge of the Reporting Person, no such person has an interest relating to more than five percent of the class of such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable


                                Page 4 of 6 Pages

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10.     CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 5 of 6 Pages

                                SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: April 7, 1997



                                                     /s/ Donald E. Klein
                                                     -------------------
                                                     Donald E. Klein
                                                     Vice President




                                Page 6 of 6 Pages